BancWest Corporation and Subsidiaries
EXHIBITS AND REPORTS ON FORM 8-K (Continued)

Exhibit 12 Statement re: Computation of Ratios

BancWest Corporation and Subsidiaries
Computation of Consolidated Ratios of Earnings to Fixed Charges

	Three Months Ended March 31,
	2004		2003
	(Dollars in thousands)
Income before income taxes	$184,717		$166,723

Fixed charges (1):
Interest expense	96,126		102,237
Rental expense	4,069		5,229

	100,195		107,466
Less interest on deposits	43,436		53,147

Net fixed charges	56,759		54,319

Earnings, excluding interest on deposits	$241,476		$221,042

Earnings, including interest on deposits	$284,912		$274,189

Ratio of earnings to fixed charges:
Excluding interest on deposits	4.25	x	4.07	x
Including interest on deposits	2.84	x	2.55	x

(1)	For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.